Exhibit 77.Q1

Results of the Shareholder Meeting (Unaudited)

A Special Meeting of shareholders of the Ibbotson Conservative ETF Asset Allocation Portfolio, Ibbotson Income and Growth ETF Asset Allocation Portfolio, Ibbotson Balanced ETF Asset Allocation Portfolio, Ibbotson Growth ETF Asset Allocation Portfolio and Ibbotson Aggressive Growth ETF Asset Allocation Portfolio (each, a “Portfolio” and together, the “Portfolios”) was held on October 14, 2011 (the “Meeting”). At the Meeting, the following matters were voted on and approved by the shareholders. The results of the Special Meeting of shareholders are noted below.

Proposal 1 - To approve a new Investment Advisory Agreement for each Portfolio and ALPS Advisors, Inc.:

	Number of Votes				Percentage of Total Outstanding Shares			Percentage of Votes
Portfolio	Total Record Date Votes	Affirmative	Against	Abstain	Affirmative	Against	Abstain	Affirmative	Against	Abstain
Conservative ETF Asset Allocation Portfolio	2,155,823.841	1,856,422.981	69,266.056	230,134.804	85.503%	3.191%	10.599%	86.112%	3.213%	10.675%
Income & Growth ETF Asset Allocation Portfolio	8,455,187.761	7,193,423.125	423,770.895	837,993.741	84.900%	5.002%	9.890%	85.077%	5.012%	9.911%
Balanced ETF Asset Allocation Portfolio	15,149,186.457	13,941,696.903	549,873.815	657,615.739	91.161%	3.595%	4.300%	92.029%	3.630%	4.341%
Growth ETF Asset Allocation Portfolio	14,097,614.404	12,797,242.787	166,515.404	1,133,856.213	90.472%	1.178%	8.016%	90.776%	1.181%	8.043%
Aggressive Growth ETF Asset Allocation Portfolio	4,439,909.462	3,899,491.589	108,099.457	432,318.416	87.762%	2.433%	9.730%	87.828%	2.435%	9.737%

Proposal 2 - To approve a new Sub-Advisory Agreement for each Portfolio with ALPS Advisors, Inc. and Ibbotson Associates, Inc.:

	Number of Votes				Percentage of Total Outstanding Shares			Percentage of Votes
Portfolio	Total Record Date Votes	Affirmative	Against	Abstain	Affirmative	Against	Abstain	Affirmative	Against	Abstain
Conservative ETF Asset Allocation Portfolio	2,155,823.841	1,864,713.216	69,266.056	221,844.569	85.885%	3.191%	10.217%	86.497%	3.213%	10.290%
Income & Growth ETF Asset Allocation Portfolio	8,455,187.761	7,134,237.966	480,565.700	840,384.095	84.201%	5.672%	9.919%	84.377%	5.684%	9.939%
Balanced ETF Asset Allocation Portfolio	15,149,186.457	13,911,570.571	576,980.337	660,635.549	90.964%	3.772%	4.320%	91.830%	3.809%	4.361%
Growth ETF Asset Allocation Portfolio	14,097,614.404	12,699,693.588	173,237.405	1,224,683.411	89.783%	1.225%	8.658%	90.084%	1.229%	8.687%
Aggressive Growth ETF Asset Allocation Portfolio	4,439,909.462	3,918,410.751	103,330.866	418,167.845	88.188%	2.325%	9.412%	88.254%	2.328%	9.418%